---------------------------------
                                                        OMB APPROVAL
                                             ---------------------------------
                                             OMB NUMBER 3235-0287
                                             EXPIRES: SEPTEMBER 30, 1998
                                             ESTIMATED AVERAGE BURDEN
                                             HOURS PER RESPONSE   0.5

-------------------
     FORM 4                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
-------------------                       WASHINGTON, D.C. 20549
/ / CHECK THIS BOX IF NO        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    LONGER SUBJECT TO        FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES
    SECTION 16. FORM 4        EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC
    OR FORM 5 OBLIGATIONS   UTILITY HOLDING COMPANY ACT OF 1935 OR SECTION 30(F)
    MAY CONTINUE.                    OF THE INVESTMENT COMPANY ACT OF 1940
    SEE INSTRUCTION 1(b).


(PRINT OR TYPE RESPONSES)

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1. Name and Address    2. Issuer Name and      6. Relationship of Reporting
   of Reporting           Ticker or Trading       Person(s) to Issuer
   Person*                Symbol                    (Check all applicable)

                          ASA International    _X_ Director   _____ 100% Owner
                          Ltd. (ASAA)          ___ Officer    _____ Other
                                              (give title    (specify below)
                                              below
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(Last)(First) (Middle) 3. IRS Identification      4. Statement for Month/Year
                          Number of Reporting
Kulok  William  A.        Person, if an entity         April, 1998
                          (Voluntary)
    (Street)
------------------------      ###-##-####
   116 Echo Drive

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 (City)    (State)   (Zip)

Jupiter    Florida   33458
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5. If Amendment, Date of Original  7. Individual or Joint/Group Filing (Check
   (Month/Year)                       Applicable Line)
                                      _X__ Form filed by One Reporting Person
                                      ____ Form filed by More than One
                                           Reporting Person
-------------------------------------------------------------------------------

                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED
                                         OF, OR BENEFICIALLY OWNED


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1.  Title of    2. Transaction Date   3. (Transaction   4. Securities Acquired   5. Amount of      6. Ownership Form:  7. Nature of
    Security       (Month/Day/Year)      Code              (A) or Disposed of       Securities        (Direct D)          Indirect
    (Instr. 3)                           (Instr. 8)        (D)(Instr. 3, 4 and 5)   Beneficially      or Indirect (I)     Beneficial
                                                                                    Owned at End      (Instr. 4)          Ownership
                                                                                    of Month                              (Instr. 4)
                                                                                    (Instr. 3 and 4)
                                       --------------------------------------------------------------------------------------------
                                                                     (A)
                                                                     or
                                        Code    V         Amount     (D)    Price
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
Common Stock          4/15/98            P                  300 shs   A     $1.75      29,800            D
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Common Stock          4/16/98            P                4,000 shs   A     $1.75      29,800            D
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Common Stock          4/22/98            P                1,000 shs   A     $1.75      29,800            D
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Common Stock          4/23/98            P                2,000 shs   A     $1.75      29,800            D
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Reminder:  Report on a separate line for each class of securities benefically owned, directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued) TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                              BENEFICIALLY OWNED (E.G., PUTS, CALLS,
                              WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. Title of         2.  Conversion      3.  Transaction     4. Transaction      5. Number of        6. Date
   Derivative           or Exercise         Date               Code                Derivative          Exercisable
   Security             Price of            (Month/Day/        (Instr. 8)          Securities          and Expira-
   (Instr. 3)           Derivative          Year)                                  Acquired            tion Date
                        Security                                                   (A) or              (Month/Day/
                                                                                   Disposed of         Year)
                                                                                   (D) (Instr. 3,
                                                                                   4 and 5)


                                                               Code   V              (A)   (D)          Date          Expiration
                                                                                                        Exercisable   Date

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
No Change
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


7.  Title and Amount        8.  Price of        9.  Number of Derivative           10.  Ownership Form      11.  Nature of
    of Underlying               Derivative          Securities Beneficially             of Derivative            Indirect
    Securities                  Security            Owned at End of Month               Security                 Beneficial
    (Instr. 3 and 4)            (Instr. 5)          (Instr. 4)                          Direct: (D) or           Ownership
                                                                                        Indirect (I)             (Instr. 4)
                                                                                        (Instr. 4)
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
No Change
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Explanation of Responses:



                                                                    /s/ William A. Kulok                        August 3, 1998
                                                                 ---------------------------------           ------------------
**    Intentional misstatements or omissions of                  ** Signature of Reporting Person                Date
      facts constitute Federal Criminal Violations.                       William A. Kulok
      SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
